EXHIBIT 11



                           THE NATIONAL REGISTRY INC.
                         CALCULATION OF LOSS PER SHARE
                   (In thousands except per share information)


                               YEAR ENDED        YEAR ENDED        YEAR ENDED
                               DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                  1994              1995(1)            1996
                               ------------      ------------     -------------

PRIMARY AND FULLY DILUTED
  LOSS PER SHARE:

Weighted average shares
  outstanding of Common Stock     19,093            23,238           28,077


Net loss                        $ (7,006)         $ (5,070)        $ (7,340)
                                --------          --------         --------

Preferred Stock dividend            --                --              1,412

Net loss attributable to
   Common Stockholders            (7,006)           (5,070)          (8,752)

Net loss per share              $  (0.37)         $  (0.22)        $  (0.31)
                                ========          ========         ========


(1) During the period indicated, the Company has 100,000 shares of preferred stock convertible into 6,336,154 shares of common stock, 4,876,000 options and 75,200 warrants outstanding to purchase common stock of the Company. Preferred stock, stock options and warrants are not considered in the calculation because they are anti-dilutive in the aggregate.